Exhibit 10.1

FIREEYE, INC.

June 15, 2016

David DeWalt
c/o FireEye, Inc.
1440 McCarthy Blvd.
Milpitas, CA 95035

Dear Dave:
This letter agreement (the “Agreement”) is entered into between FireEye, Inc. (the “Company” or “we”) and David DeWalt (“you”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.
1.Position. Effective June 15, 2016, your title will be Executive Chairman of the Board, and you will continue to report to the Company’s Board of Directors. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. Your current salary is $350,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company under the Company’s Employee Incentive Plan (the “Incentive Plan”) or any successor plan. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors (the “Board”). Your current annual target bonus is equal to $350,000. The terms and conditions of your bonus will be set forth in the Incentive Plan. The determinations of the Board with respect to your bonus will be final and binding.
3.Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.Equity Awards. You have received a number of equity awards of different types from the Company, certain of which are amended or cancelled below. Notwithstanding anything to the contrary contained in any of your Company stock option agreements or any related documentation, all of your unvested Company stock options and unvested shares of Company common stock issued upon the exercise of your Company stock options, in each case as of immediately prior to becoming the Company’s Executive Chairman of the Board (the

David DeWalt
June 15, 2016

“Transition”), shall continue to vest on the applicable vesting dates set forth in those agreements provided you remain in continuous Qualifying Service through the applicable vesting dates. For purposes of this Agreement, the term “Qualifying Service” shall mean both (1) your service as the Company’s Executive Chairman of the Board and (2) you not serving as an employee of any company other than the Company. For the absence of doubt, you may continue with your pre-existing Board Directorships with Delta Airlines, ForeScout Technologies and Five9, and these directorships shall not be deemed to preclude your Qualifying Service. Notwithstanding anything to the contrary contained in any of your Company restricted stock unit agreements or any related documentation, (i) with respect to your award of time-based Company restricted stock units granted to you on February 10, 2015 (RSU ID Number: RS3061), 16/22 of the restricted stock units that remain eligible to vest thereunder as of the Transition (rounded to the nearest whole share) shall continue to vest on December 31, 2016 provided you remain in continuous Qualifying Service through such date, and the remaining portion of such award shall be forfeited, cancelled and terminated effective as of the Transition, (ii) with respect to your award of restricted stock units with performance-based vesting granted to you on February 10, 2015 (RSU ID Number: P00243), 16/22 of the restricted stock units that remain eligible to vest thereunder as of the Transition (rounded to the nearest whole share) shall continue to vest on December 31, 2016 provided you remain in continuous Qualifying Service through such date, and the remaining portion of such award shall be forfeited, cancelled and terminated effective as of the Transition, (iii) with respect to your award of time-based Company restricted stock units granted to you on February 9, 2016 (RSU ID Number: RS8506), all of the restricted stock units that remain eligible to vest thereunder as of the Transition shall be forfeited, cancelled and terminated effective as of the Transition, and (iv) with respect to your award of restricted stock units with performance-based vesting granted to you on February 9, 2016 (RSU ID Number: P02784), all of the restricted stock units that remain eligible to vest thereunder as of the Transition shall be forfeited, cancelled and terminated effective as of the Transition.
5.Severance & Change of Control Benefits. As an executive officer of the Company, you will continue to be eligible for benefits in the Company’s Change of Control Severance Policy for Officers and your participation agreement thereunder (the “Severance Policy”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Policy.
6.Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s Proprietary Information and Inventions Agreement that you executed in connection with your hire (the “PIAA”) continue to be in effect.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete Agreement between you and the Company on this term.

David DeWalt
June 15, 2016

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Tax Matters.
(a)    Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)    Section 409A. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed under Section 409A.
(c)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board or the Compensation Committee of the Board related to tax liabilities arising from your compensation.
9.Interpretation, Amendment and Enforcement. This Agreement, together with the PIAA, the Severance Policy and your Company equity award agreements (after giving effect to the provisions described herein), supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to, your offer letter with the Company dated November 19, 2012, as amended, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
* * * * *

David DeWalt
June 15, 2016

We are extremely excited about your continued employment with FireEye!
Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

FIREEYE, INC.

By:	/s/ Enrique Salem
Lead Independent Director

I have read and accept this employment offer:
/s/ David DeWalt
David DeWalt
Dated: June 15, 2016